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                                                                      EXHIBIT 23

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Aetna Inc.:

We consent to incorporation by reference in the Registration Statements (No. 333-07169, No. 333-08427, No. 333-08429, No. 333-08431, No. 333-68881, No.
333-52321, No. 333-52321-01, No. 333-52321-02, No. 333-52321-03, No.
333-52321-04 and No. 333-52321-05) of Aetna Inc. of our reports dated February 7, 2000 relating to the consolidated balance sheets of Aetna Inc. and Subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of income, shareholders' equity, and cash flows and related schedules for each of the years in the three-year period ended December 31, 1999, which reports appear in or are incorporated by reference in the December 31, 1999 annual report on Form 10-K of Aetna Inc.




                                  /s/ KPMG LLP



Hartford, Connecticut
February 28, 2000